Exhibit 99.1

BIMI Announces Buyback of Warrants

NEW YORK, NY, Nov. 28, 2023 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI, “BIMI”), a healthcare products and services provider, today announced its entry into material definitive agreements with certain of its warrant holders, pursuant to which BIMI agreed to buy back an aggregate of 7,066,913 warrants to purchase shares of common stock of the Company from these warrant holders. BIMI agreed to pay $0.30 for each share of common stock underlying the warrant, or an aggregate purchase price of $2,120,073.80 to the warrant holders within three (3) business days (for certain sellers), or two (2) months (for certain other sellers), of the signing of the agreements. The warrants will be deemed cancelled upon the receipt by the sellers of the purchase price.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services in the U.S. and Asia. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, the continued positive results of the recently acquired Phenix Bio subsidiary, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Investor Relations Department of BIMI International Medical Inc.

Tel: +1(949)-981-6274

Email: vinson@usbimi.com